Exhibit 99.1

Dexcom Promotes Jereme Sylvain to Chief Operating Officer

SAN DIEGO - (BUSINESS WIRE- September 14, 2026) - DexCom, Inc. (NASDAQ:DXCM), the global leader in glucose biosensing, today announced the promotion of Jereme Sylvain to the role of Chief Operating Officer (COO) in addition to his duties as Chief Financial Officer. In this expanded role, Mr. Sylvain will assume oversight of Dexcom’s global operations and quality teams, driving greater alignment, speed, and accountability across the company as it executes on its vision for growth and commitment to operational excellence.

Mr. Sylvain joined Dexcom in 2018 and has served as Executive Vice President and Chief Financial Officer since 2021. Throughout his tenure at Dexcom, Mr. Sylvain has built a strong finance leadership team and guided the company’s journey of growth and margin expansion. He has also demonstrated the ability to align and execute cross-functionally, bringing the combination of strategic judgment, operational discipline, and commitment to customers that are key for Dexcom’s next phase of growth and scale.

“Jereme is an exceptional leader and a valued strategic partner across Dexcom,” said Jake Leach, President and CEO. “His deep understanding of our business, operational discipline and customer focus make him the right leader for this expanded role. I am confident that Jereme will help us scale more effectively as we advance our goal to empower millions more people to take control of health.”

About Dexcom
Dexcom empowers people to take control of health through innovative biosensing technology. Founded in 1999, Dexcom has pioneered and set the standard in glucose biosensing for more than 25 years. Its technology has transformed how people manage diabetes and track their glucose, helping them feel more in control and live more confidently.

Dexcom. Discover what you’re made of. For more information, visit Dexcom.com.

Category: IR

Media Contact
Nadia Conard
mediarelations@dexcom.com

Investor Contact
Sean Christensen
investor-relations@dexcom.com